Exhibit (a)(3)

Investor Contacts:
Russell A. Olson
Chief Financial Officer
011-5255-5109-5751
russell.olson@iusacell.com.mx

Carlos J. Moctezuma
Manager, Investor Relations
Iusacell Announcement	011-5255-5109-5780
carlos.moctezuma@iusacell.com.mx

Mexico City, July 15, 2003 -- Grupo Iusacell, S.A. de C.V. (BMV: CEL) (NYSE: CEL) (“Iusacell” or the “Company”) announced today that, on July 14, 2003, it was informed by its principal shareholders, Verizon Communications Inc. and Vodafone Americas B.V., that they received an invitation from UBS Securities LLC (“UBS”) to engage in discussions regarding a possible transaction involving the Company and that they have determined not to engage in discussions with UBS.

This press release is for informational purposes only. It does not constitute a solicitation/recommendation statement under the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The Company filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 on July 14, 2003 (the “Schedule 14D-9”). The Company’s shareholders should read the Schedule 14D-9 and the Amendment No.1 to the Schedule 14D-9 (the “Amendment”) which will be filed later today by the Company with the SEC, as they contain important information. The Schedule 14D-9, the Amendment and other public filings made from time to time by the Company with the SEC are available without charge from the SEC’s web site at www.sec.gov.

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About Iusacell

Grupo Iusacell, S.A. de C.V. (Iusacell, NYSE: CEL; BMV: CEL) is a wireless cellular and PCS service provider in seven of Mexico’s nine regions, including Mexico City, Guadalajara, Monterrey, Tijuana, Acapulco, Puebla, León and Mérida. The Company’s service regions encompass a total of approximately 92 million POPs, representing approximately 90% of the country’s total population.

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This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our filings with the Securities and Exchange Commission.